As filed with the Securities and Exchange Commission on August 22, 2025

Registration No. 333-100496

Registration No. 333-141531

Registration No. 333-160636

Registration No. 333-227431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT No. 333-100496

FORM S-8 REGISTRATION STATEMENT No. 333-141531

FORM S-8 REGISTRATION STATEMENT No. 333-160636

FORM S-8 REGISTRATION STATEMENT No. 333-227431

UNDER

THE SECURITIES ACT OF 1933

BHP Group Limited

(Exact name of Registrant as specified in its charter)

Victoria, Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

171 Collins Street

Melbourne, Victoria 3000, Australia

Tel. No.: +61-3-9609-3333

(Address, including zip code, of principal executive offices)

BHP Billiton Limited Group Incentive Scheme

BHP Billiton Limited Global Employee Share Plan

BHP Billiton Limited Executive Incentive Plan

Group Short Term Incentive Plan

(Full title of the Plans)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel. No.: 302-738-6680

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John E. Estes, Esq.

Waldo D. Jones, Jr., Esq.

Sullivan & Cromwell

Level 20, 101 Collins Street

Melbourne, Victoria 3000, Australia

Tel. No.: +61-3-9635-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the below-listed Registration Statements on Form S-8 (collectively, the “Registration Statements”) of BHP Group Limited (the “Company” or “registrant”).

The Company has terminated all offerings and sales of securities under the below-listed Registration Statements, which have been previously filed with the Securities and Exchange Commission (the “Commission”), and, except as may be the case through successor plans, is no longer issuing securities under the BHP Billiton Limited Group Incentive Scheme, BHP Billiton Limited Global Employee Share Plan, Group Short Term Incentive Plan and BHP Billiton Limited Executive Incentive Plan. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to each of the Registration Statements named below to deregister any and all securities and associated plan interests registered but unsold or otherwise unissued thereunder:

1.	Registration Statement on Form S-8 (Registration No. 333-100496), filed with the Commission on October 7, 2002, pertaining to the BHP Billiton Limited Group Incentive Scheme;

2.

Registration Statement on Form S-8 (Registration No. 333-141531), filed with the Commission on March 23, 2007, registering the offer and sale of 5,000,000 ordinary shares of the Company under the BHP Billiton Limited Global Employee Share Plan;

3.

Registration Statement on Form S-8 (Registration No. 333-160636), filed with the Commission on July 17, 2009, registering the offer and sale of 5,000,000 ordinary shares of the Company under the BHP Billiton Limited Executive Incentive Plan and Group Short Term Incentive Plan; and

4.

Registration Statement on Form S-8 (Registration No. 333-227431), filed with the Commission on September 20, 2018, registering the offer and sale of an additional twenty million ordinary shares of the Company under the BHP Billiton Limited Executive Incentive Plan and an indeterminate number of plan interests under the BHP Billiton Limited Global Employee Share Plan.

The registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of each Registration Statement.

Concurrently herewith, the Company is filing a new registration statement on Form S-8 to register an aggregate of 10,000,000 ordinary shares of the Company available to be issued and sold pursuant to the BHP Group Limited Equity and Cash Incentive Plan Rules and the BHP Group Limited Global Employee Share Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and in accordance with Rule 478 under the Securities Act, BHP Group Limited certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-8 are met and has duly caused this Post-Effective Amendment No. 1 to each Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on August 22, 2025.

BHP GROUP LIMITED

By:	/s/ Stefanie Wilkinson
Name:	Stefanie Wilkinson
Title:	Group General Counsel and Group Company Secretary